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                                                                      EXHIBIT 12

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         NINE MONTHS             YEARS ENDED
                                            ENDED                DECEMBER 31
                                        SEPTEMBER 30,           --------------
                                            2005        2004    2003     2002     2001     2000
                                        -------------   -----   -----   ------   ------   ------
                                                         (DOLLARS IN MILLIONS)
                                                              (UNAUDITED)
Income/(Loss) Before Income Taxes.....      $ 305       $(168)  $ (46)  $2,563   $2,523   $3,188
Less: Equity Income...................        605         347      54       --       --       --
                                            -----       -----   -----   ------   ------   ------
(Loss)/Income Before Income Taxes and
  Equity Income.......................       (300)       (515)   (100)   2,563    2,523    3,188
Add Fixed Charges:
  Preference Dividends................         65          34      --       --       --       --
  Interest Expense....................        122         168      81       28       40       44
  One-third of Rental Expense.........         28          30      30       27       24       24
  Capitalized Interest................         11          20      11       24       25       20
                                            -----       -----   -----   ------   ------   ------
  Total Fixed Charges.................        226         252     122       79       89       88
Less: Capitalized Interest............         11          20      11       24       25       20
Less: Preference Dividends............         65          34      --       --       --       --
Add: Amortization of Capitalized
  Interest............................          7           9       9        8        7        7
Add: Distributed Income of Equity
  Investees...........................        518         228      32       --       --       --
                                            -----       -----   -----   ------   ------   ------
Earnings/(Loss) Before Income Taxes
  and Fixed Charges (other than
  Capitalized Interest)...............      $ 375       $ (80)  $  52   $2,626   $2,594   $3,263
                                            =====       =====   =====   ======   ======   ======
Ratio of Earnings to Fixed Charges....        1.7        (0.3)*   0.4*    33.2     29.1     37.1
                                            =====       =====   =====   ======   ======   ======

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* For the years ended December 31, 2004 and 2003, earnings were insufficient to cover fixed charges by $332 million and $70 million, respectively.

     "Earnings" consist of income/(loss) before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee. "Fixed charges" consist of interest expense, capitalized interest, preference dividends and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.